                                                                  EXHIBIT 10.13


                        COLLECTIVE BARGAINING AGREEMENT

                                    between

                         ALLIED TECHNOLOGY GROUP, INC.


                                      and


                INTERNATIONAL UNION OF OPERATING ENGINEERS #280

                               TABLE OF CONTENTS

                                                                         PAGE
Article 1   -    Preamble                                                   4
Article 2   -    Union Recognition                                          4
Article 3   -    Union Security                                             4
Article 4   -    Payroll Deduction                                          5
Article 5   -    Business Representative Access                             5
Article 6   -    Bulletin Board                                             5
Article 7   -    Non-Discrimination                                         6
Article 8   -    Management Rights                                          6
Article 9   -    Due Process in Discipline                                  6
Article 10  -    Seniority/Reduction in Work Force                          7
Article 11  -    Jury Duty                                                  8
Article 12  -    Funeral Leave                                              8
Article 13  -    Hours of Work and Overtime                                 8
Article 14  -    Vacation                                                  10
Article 15  -    Holidays                                                  11
Article 16  -    Compensation for Travel Time                              12
Article 17  -    Tuition Assistance/Commercial Driver's License (CDL)
                  Miscellaneous Facilities                                 12
Article 18  -    Sick Leave                                                13
Article 19  -    Health and Welfare Programs                               14
Article 20  -    Pensions                                                  14
Article 21  -    Performance of Duty, Strikes and lockouts                 14

Article 22  -    Grievance Procedure                                       15
Article 23  -    Savings Clause                                            16
Article 24  -    Entire Agreement                                          16
Article 25  -    Probation                                                 17
Article 26  -    Substance Abuse                                           17
Article 27  -    Health and Safety                                         17
Article 28  -    Appendices Incorporated into Agreement                    18
Article 29  -    Term of Agreement                                         18
Article 30  -    Subcontracting                                            18
Signature Page                                                             19
Appendix A                                                                 20

Article 1
Preamble

This mutual Agreement is entered into by the International Union of Operating Engineers Local #280 (hereinafter referred to as the Union) and Allied Technology Group, Inc., Richland, WA (hereinafter referred to as the Employer). The purpose of this Agreement is the promotion of harmonious relations between the Company and the Union; the establishment of equitable and peaceful procedures for the resolution of differences; and the establishment of rates of pay, hours of work, and other terms and conditions of employment.

Article 2
Union Recognition

The Employer recognizes the Union as the sole and exclusive bargaining agent for all employees employed at its Richland, Washington facility in the job classifications set forth in Appendix A of this Agreement. Excluded are all Office Clerical Employees, Managerial Employees, Confidential Employees, Guards, and Supervisors as defined by the National Labor Relations Act. Unit certification is granted to the Union per National Labor Relations Board certification case 19-CR-l3183. If the Company establishes a new operation in Richland, Washington, the Company and the Union agree to discuss whether or not the employees in the operation should be included in the bargaining unit. Absent agreement on this subject; either party may petition the NRLB to determine whether or not the employees should be included in the bargaining unit.

Article 3
Union Security

Section 1. All regular full-time employees hired after the effective date of this Agreement shall become members of the Union within thirty (30) days following the signing of this Agreement and shall remain members in good standing during the life of this Agreement as a condition of continued employment.

Section 2. The Employer shall discharge non-complying employees upon receipt of a written request to the Plant Manager from the Union.

Section 3. The Union agrees to defend at its own expense and hold the Employer harmless in the administration of Article 3 and Article 4.

Section 4. The Employer shall notify the Union of any changes to the bargaining unit.

Article 4
Payroll Deduction

The Employer agrees to deduct from the paycheck of each employee covered by this Agreement, who has so authorized it by signed notice submitted to the Employer, the initiation fee and regular monthly dues. The Employer shall transmit such fees to the Union once each month on behalf of the employees involved.

The Union shall provide at least thirty (30) calendar days written notice in advance of a change in either initiation fees or dues.

Employees who authorize deduction of dues may cancel this authorization once annually on the anniversary date of contract or at the expiration of the Agreement upon thirty (30) days written notice to the Employer and the Union.

Article 5
Business Representative Access

The Employer agrees to allow reasonable access to Company facilities for business representatives who have been properly authorized by the Union. The Union shall notify the Plant Manager in writing of the name(s) of such representatives. Such access shall be permitted in a manner as not to in any way interfere with the work of employees of the functions of the Company. This Article shall apply within the constraints of federal or state regulations and statutes.

Such business representatives shall in each case obtain prior permission from the Plant Manager or his designated representative of their presence on the property prior to contacting employees. Such access shall not be unreasonably denied. Nothing in this Article shall be construed as entitling the business representative to talk to the employees during their work hours. Lunch and break periods are not considered work time.

Article 6
Bulletin Board

A bulletin board found to be acceptable and in compliance with the needs or limited use by the Union shall be provided by the Employer. This bulletin board shall be used, maintained, and controlled exclusively by the Union members. It is understood and agreed to that no material shall be posted which is obscene, defamatory, or libelous.

The location of this bulletin board shall be out of public view and in the lunch room.

Article 7
Non-Discrimination

It is mutually agreed between the Employer and the Union that there shall be no discrimination against any employee because of race, color, creed, national origin, sex, age, disability or Vietnam-era status. Military leaves shall be administered in conformance with Title 38 of the Revised Codes of Washington.

Normally, discrimination issues that arise in the work place will be handled by the proper agency. However, with an appropriate waiver, an employee may elect to use the grievance and arbitration procedure to finally resolve the issue.

Article 8
Management Rights

Except as otherwise specifically stated elsewhere in this Agreement, the Employer has the sole right and discretion to operate and run its business as it sees fit. By way of example, and not limitation, the Employer shall have the exclusive right and power to set work schedules; determine the products to be manufactured; determine production levels, quality and quantity standards, sales methods, prices, types of equipment, tools and machinery to be used; determine when employees should be promoted or demoted; determine when layoffs tire necessary; subcontract part or all of its operations or work; determine the number of employees to be employed, including the number of employees to be assigned to any particular machine or shift; fill openings; establish work rules; direct and supervise all of its employees; evaluate the performance and capabilities of its employees; assign employees to various machines, jobs, and shifts; determine when overtime must be worked (nothing in this Agreement shall be read to preclude supervisors or management employees from performing bargaining unit work when reasonably necessary and when such work does not permanently displace regular full-time employees); determine when temporary employees must be utilized, providing that temporary employees will not be utilized at a time that regular employees are on layoff (aside from layoffs due to medical, disability, or voluntary absences from work); determine the skills, abilities, and competency of its employees; and determine whether or not to terminate or shut down its operations in Richland, Washington.

Article 9
Due Process in Discipline

The Employer may discipline employees for just cause. In any meeting between representatives of the Employer and an employee in which disciplinary action is to be taken, the employee shall be entitled to have present, the Union's business representative or steward. Any disciplinary action involving a written reprimand, suspension, demotion, or discharge shall be subject to the grievance and arbitration procedure set forth in this Agreement. Copies of all documented disciplinary action taken against an employee shall be provided to the Union upon employee request.

Article 10
Seniority / Reduction in Force

Section 1. The decision to reduce the work force shall be the exclusive authority of the Employer.

Section 2. Layoffs will occur according to seniority within the applicable job classification to which individuals are assigned only if skills, performance, and abilities are equal. The Employer will have sole discretion to determine skills, performance, and abilities of its employees so long as such determinations are not arbitrary or capricious.

Section 3. Employees laid off in accordance with the provisions of this Article will be eligible for rehire in the inverse order or layoff for a period of eighteen (18) months following layoff.

Section 4. Except in cases or emergencies, power failure, or Acts of God, written notice shall be provided to each employee scheduled for layoff at least ten (10) work days prior to layoff.

Section 5. In the event an employee is eligible for recall as in Section 3, above, the Employer will notify the employee by certified mail, return receipt requested, at the last address provided in writing by the employee. The employee must accept the recall within two weeks of notification. Failure either to respond or to accept the recall releases the Employer from all further obligation to the employee. The Employer may use temporary employee(s) until such time as the employee accepts or rejects the recall.

Section 6. A seniority roster will be provided annually to the Union.

Section 7. The parties recognize the necessity for the Company to employ temporary employees to augment the regular full-time work force during periods of increased production. Temporary employees are not covered by this Agreement. Temporary employees may be employed for up to (180) days in a twelve (12) month period. If a temporary employee is employed for more than 180 days in a 12 month period without mutual agreement by the parties, such employee shall become a regular full-time employee of the Company.

Section 8. As regular full-time vacancies occur, regular full-time employees shall be given first consideration to fill vacancies that constitute a promotion within the bargaining unit. Following first consideration of regular full-time personnel, should a vacancy remain, next consideration to fill such a vacancy will be given to temporary employees. Upon acceptance to full-time positions and following successful completion of the ninety (90) day probationary period, temporary employees shall be credited seniority from the first day of their most recent continuous employment as a temporary employee.

Article 11
Jury Duty

The Employer will giant employees time off for mandatory jury duty. Employees who have successfully completed their probationary period will receive full pay less witness fees received for up to 40 hours. Employer compensation for service as a subpoenaed witness (not Employer related) or on jury duty only applies to absence from regularly scheduled work hours.

For service required by the Employer as a witness, Employer compensation outside of regularly scheduled work hours is payable at the overtime rate if such service is in excess of the normal daily or normal weekly working hours' schedules.

Employees who are involved in suits against the Employer as plaintiffs or complaints shall do so without compensation and on their own time (off-shift hours, vacations, etc.).

Employees called for jury/witness duty to report to the Court and are released early will contact their Supervisor and return to Employer duties if so instructed.

Article 12
Funeral Leave

The Employer shall allow up to three (3) working days per bereavement with pay to employees who have been employed for thirty (30) or more days of uninterrupted service and who have suffered the loss by death of a member of the employee's immediate family. In the event either extended travel or estate administration duties are required by the employee, the Plant Manager, in his discretion, may grant up to five (5) days of funeral leave. The two (2) additional days shall be deducted from the employee's accumulated sick leave or accrued vacation.

For the purpose of the above "immediate family" is defined as spouse, parent, daughter son, brother, sister, mother-in-law, father-in-law, daughter-in-law, son-in-law grandparent, grandchild, a person who is legally acting in one of the above capacities, or another relative living in the employee's residence, but not more distant relatives.

Article 13
Hours of Work and Overtime

Section 1 Hours of Duty - The normal work day for employees shall be 6:30 a.m. to 3:00 p.m. or an optional 4-10 hour shift may be established beginning at 6:30 a.m. and ending at 5:00 p.m.

The normal work week shall consist of consecutive days, Monday through Friday. A thirty (30) minute uncompensated mealtime is normally scheduled. The equivalent of two fifteen (15) minute rest periods during a normal work shift shall be provided in a normal work day. The break periods are to be taken in the break room or as otherwise approved by the Supervisor.

Compensation for the normal work week will be straight time for the first forty
(40) hours of work and time and one half for additional hours as required in the above schedule.

Company will initiate a "Letter of Understanding" that assures, that, absent extraordinary situations, employees normal work week will not be shortened or adjusted to avoid the payment of overtime.

Section 2. Overtime Pay and Exceptions - Except as provided below, overtime shall be paid for hours worked in excess of 40 hours per week.

Exceptions:

          (a) When an employee is involved in trading days off with another employee which results in work in excess of the normal work week;
          (b) When, due to a shortage of personnel or extraordinary circumstances, an employee's previously approved vacation must be cancelled and rescheduled.

Section 3. Notice of Work Schedule Change - Employees shall be provided twenty-four (24) hours advance notice in the event or work schedule changes, except in extraordinary situations.

Extraordinary situations are defined as any situation outside the normal which impacts Company operations and for which the Company has no control.

Section 4. Approval for Overtime Work and Compensation - Authority for approval of any overtime work shall be limited to Supervision. Approval shall be in advance where practicable. Overtime shall be paid at one and one-half times the rate of pay for the work performed, there shall be no compounding or "pyramiding" of overtime pay. Also, see holidays.

Section 5. Call Time - An employee called back to work, while on personal time, will be paid a minimum of two (2) hours call time. Employees required to report in early for their normal shift and for employees held over after their normal shift will not be eligible for call time minimum.

Section 6. Job Transfers - An employee permanently transferred from a job in one classification to a job classified at either a higher or lower rate of pay, will receive the rate of pay for the job to which he is transferred.

Section 7. Overtime List - A separate, voluntary overtime list shall be established for each classification represented by the bargaining unit. The overtime list will be purged of all hours at the beginning of each month.

Overtime will be offered first to the qualified employee with the least amount of total overtime hours. Overtime will be distributed as equally as practicable. Employees shall be called for overtime work starting with the name at the top of the appropriate list. When an employee has worked four (4) or more hours of overtime, his name shall rotate to the bottom of the list. If an employee refuses to work offered overtime, except for illness or during vacation, his name shall be rotated to the bottom of the list.

In the event overtime is refused by all employees in a classification, the qualified employee with the least overtime hours will be required to work.

If employees in the needed classifications cannot be contacted, employees on the other classification lists may be called.

Article 14 Vacation
Annual vacation with pay shall be granted to employees on the following basis:

Section 1. Scheduling of Vacation Leave: Regular full-time employees may request and use vacation leave, subject to the approval of the Supervisor.

Section 2. Limits on Accumulating Vacation Leave: Accumulated vacation (annual) leave shall not exceed thirty (30) working days as of December 31st of any year.

Section 3. Vacation Schedule - Vacation time shall be computed for those on the regular full-time payroll of the Employer on the following basis:

  (a)    1 to 5 years    5/6 of a day per month        80 hours
  (b)    5 to 10 years   1.25 days per month (1-1/4)  120 hours
  (c)    10 to 35 years  1.67 days per month (1-2/3)  160 hours

The amount of vacation will be set forth from the schedule. The number of days accrued to his credit will be computed from the schedule. Vacation accrual shall occur only while an employee is on regular full-time employee status.

After a new employee has completed six (6) months of regular full-time employment, he will be entitled to vacation subject to the approval of the Supervisor.

Section 4. Payment for Vacation Leave at Termination - Should an employee leave the employment of the Employer, prior to his having had the opportunity to take his vacation, the Employer, upon his separation from the employment thereof, will pay any accrued vacation time, at the above rate, provided that the employee has been employed at least 90 days as a regular full-time employee, on the next pay period following separation from the Employer.

Section 5. Annual Accrual of Vacation - Employees shall not be entitled to use their annual accrual of vacation in advance of actual accrual except in instances of Plant Manager approval.

Section 6. Cancellation and Rescheduling - In the event of an emergency or a personal shortage due to unusual circumstances, vacations may be delayed by the request of the Plant Manager, provided that those vacations will be promptly rescheduled at a mutually agreeable time.

Article 15 Holidays

Section 1. Except as hereinafter specified, the following days shall be observed as holidays. Employees shall be paid for such day(s) based upon the normal shift schedule being worked in the work week in which the holiday is observed:

                                    HOLIDAY

               (a)  New Year's Day
               (b)  President's Day
               (c)  Memorial flay
               (d)  Independence Day
               (e)  Labor Day
               (f)  Thanksgiving Day
               (g)  Day after Thanksgiving
               (h)  Day berate Christmas
               (i)  Christmas Day
               (j)  Day before New Year's Day

Section 2. Employees shall normally be scheduled off with pay on each of the identified holidays as observed by the Employer.

Section 3. If an employee works any of the holidays lined above, that employee shall be compensated at the rate of two times his regular pay for the hours worked only on the day actually observed by the Employer.

Section 4. In order to be paid for a holiday not worked, an employee must have worked the last scheduled day preceding the holiday, and the first scheduled day following the date of which the Employer observes the holiday, or must be on an approved absence.

Section 5. When any of the holidays falls on a Saturday, the Friday immediately preceding such a holiday shall be observed as the holiday, when any of the holidays fall on a Sunday, the Monday immediately following shall be observed as a holiday.

Article 16
Compensation for Travel Time

Section 1. The Employer agrees to reimburse employees required to travel for reasonable out-of-pocket expenses that may be incurred for transportation, meals, and lodging. Expenses covered shall be limited to those incurred only in connection with the assignment and shall cover employee expenses only. Proof of expenditures shall be required for reimbursement. Per diem allowances may be authorized by the Company in lieu of actual expenses. However, per diem allowances will be discussed and agreed by employee and Employer prior to assignment.

Section 2. An employee's normal pay on an eight or ten hour work day shall apply in connection with travel assignments.

Section 3. When travel by an employee's private vehicle is required and authorized by management, such travel shall be reimbursed in accordance with the mileage reimbursement at the ATG Corporate approved rate.

Article 17
Tuition Assistance / Commercial Driver's License (CDL)/ Miscellaneous Facilities

The employer agrees to provide the following:

A. The Employer will reimburse employees for the cost of job related education and training that has been approved in advance by the Employer.

B. The Company shall reimburse employees for the costs incurred by the employee to maintain his/her Employer required CDL and the endorsements required for his/her job duties. Reimbursement shall be limited to license testing fees; license fee, exclusive of regular basic driver's license fee. Employees shall each be responsible to timely obtain and maintain their CDL with the endorsements necessary to perform their job duties.

The Company shall arrange for and pay up front for the cost of the required CDL physical exam at a location to be determined by the Company.

C. The Employer agrees to furnish adequate microwave ovens and refrigerators to be located in the common lunch room.

Article 18 Sick Leave

A. Upon successful completion of the 90 days probation period, regular full-time employees shall begin to accumulate sick leave at the rate of 1.54 hours every two weeks for each full month of continuous employment. Employees may accumulate up to forty (40) hours of sick leave per year. Employees may credit against sick leave those absences which are necessary only for reasons of illness or injury defined below.

B. Any employee, who must take sick leave, shall as soon as possible notify the Supervisor. The Supervisor will, on a continuous basis, determine that sick leave privileges are not abused. After an illness absence, the Employer may require the employee to obtain a release from his/her physician before returning to work.

C. Sick leave may be taken for absences covered by the State and Federal Family Leave Statutes.

D. An employee who suffers a compensable on the job injury requiring absence from work will be permitted to apply accumulated sick leave to the first three
(3) work days of such absence less any state compensation which may be applicable. During the absence of such employee, said employee will be considered as being "on leave of absence-compensable injury" and as such the Employer will continue to pay the medical, hospital, dental, vision, and hire insurance premium. If the employee qualifies for time loss payments, those payments will he made at a rate established by the State of Washington Department of Labor and Industries and payment will be made directly to the employee. The employee agrees to follow State approved claim procedures and to keep the Employer informed of the claim's processing status.

E. Under no circumstances will sick leave be taken in lieu of annual leave (vacation).

F. January 1st of each year, regular full-time employees will begin to accrue sick time from a zero balance. Sick time which has not been used will not be carried into the new calendar year.

Each employee shall receive an itemized statement of total sick leave earned and accrued quarterly. Any discrepancies or errors must be reported within the next quarter and reconciled with payroll.

Article 19
Health and Welfare Programs

Section 1. Upon successful completion of the probationary period, all regular full-time employees shall be enrolled in the MSC-PP04 medical insurance and Fortis Group Dental insurance programs. The Company will maintain the full cost of the insurance plan, for employees, for the life of this Agreement. The Company agrees to maintain the benefit(s) and cost of employee (only) life insurance for the term of this Agreement.

Section 2. Should it become cost effective to change insurance carriers during the life of this Agreement, the Company may choose to do so provided benefits of the described insurance plans are not diminished.

Section 3. Beginning in the second year/anniversary of this Agreement, the Company will apply $50.00 towards the monthly insurance premium for employees optioning for dependent coverage. This contribution applies towards Company sponsored insurance programs only.

Article 20
Pensions

Section 1. Beginning in the second year/anniversary of this Agreement, the Company agrees to enroll its regular full-time employees in the IUOE Central Pension Plan. Contribution rate to the plan shall be in the amount of twenty-five (5.25) cents per hour worked up to a maximum of 2,080 hours per contract year for each regular full-time employee covered by this Agreement. Employees are not entitled to participate in the Company's 401(k) plan.

Section 2. The Company agrees to make a payroll deduction to an annuity plan which the Union may sponsor in lieu of the existing Company 401(k) plan. No Company contributions will be made to said plan.

Article 21
Performance of Duty, Strikes, and Lockouts

Section 1. The Union agrees that no employee shall engage in a slowdown, work stoppage, or strike including a sympathy strike provided that a reserved gate is established, nor shall any employee refuse to perform assigned duties.

Section 2.  The Employer agrees that there shall be no lockouts.

Section 3. The conditions stated in Sections 1 and 2 of this Article shall remain in effect with or without a signed labor agreement, unless either party serves notice to the other following the expiration date of this contract.

Article 22
Grievance Procedure

A. Should differences arise between the Company and the Union or employees as to the meaning and application of the provisions of this Agreement, or as to the compliance of either party with any of the obligations under this Agreement, earnest effort will be made to settle such differences immediately under the following procedure:

     (1) Between the aggrieved employee or employees, with the Union representative or steward, together with the Supervisor of the department involved. All grievances must be submitted within seven (7) days after occurrence.

     (2) Between the Union representative or representatives, not exceeding two
     (2), with or without the aggrieved employee or employees, and the Plant Manager or designated representative. All grievances must be reduced to writing, identifying the factual basis of the grievance and the section of the Collective Bargaining Agreement that has been violated and presented in this step within teal (10) days after the previous step.

     (3) If a settlement agreement is not reached in the preceding manner, then either party may submit the case to arbitration. Within five (5) days after notice of intent to arbitrate, designated representatives of the Company and of the Union will meet for the purpose of selecting an arbitrator, who shall be selected either by the agreement of the parties or by alternately striking arbitrators from a list provided by the FMCS.

B. The respective parties shall bear the expenses they incur in preparing the arbitration and expenses of the arbitrator shall be equally shared by the parties hereto.

C. The arbitrator shall not decide any grievance or dispute which does not specifically arise out of the express terms of this Agreement.

D. The arbitrator shall not decide on the merits of wisdom or any action or failure to act, but only on the contractual obligations inherent in this Agreement.

E. it is the intent of this Agreement that the arbitrator submit his decision with the least practicable delay.

F. When a settlement is agreed upon at any step set forth in this Article, such settlement agreements shall be final and binding upon both parties.

G. Nothing in this Agreement shall be deemed to limit the right of the Company to discharge an employee for cause. Any case involving the discharge of any employee may become a grievance and be honored immediately in accordance with the procedures act forth in this Agreement. The complaint must be filed in writing with the Company within seven (7) days of such layoff or discharge. Failure to file automatically precludes any claim.

The parties hereto agree that the arbitrator may award either partial or all backpay as justified in instances where reinstatement is ordered, but may not award emotional distress, punitive, liquidated, or consequential damages. Backpay awards shall not exceed sixty (60) days.

H. Unless the parties otherwise agree, each grievance and arbitration shall be separately grieved and arbitrated..

I. Any of the time limitations specified in this procedure may be extended by mutual agreement between the parties.

Article 23
Savings Clause

If any Article of this Agreement or any Appendix hereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Appendix should be restrained by such tribunal the remainder of this Agreement and Appendices shall not be affected thereby, and the parties shall enter into collective bargaining negotiations if deemed necessary by either one, for the purpose of arriving at a mutually satisfactory replacement of such Article.

Article 24
Entire Agreement

Section 1. This Agreement expressed herein in writing constitutes the entire agreement between the parties and no oral statement shall add to or supersede any of its provisions.

Section 2. The parties acknowledge that each has had the unlimited right and opportunity to make demands and proposals with respect to any matter deemed a proper subject for collective bargaining. The results of the exercise of that right are set forth in this Agreement. Therefore, except as otherwise provided in this Agreement, the Employer and the Union for the duration of this Agreement, each voluntarily and unqualifiedly, agree to waive the right to oblige the other party to bargain with respect to any subject or matter whether or not specifically referred to or covered in this Agreement.

Article 25
Probation

Regular full-time employees shall serve a probation period of ninety (90) calendar days from date of being accepted in that capacity. Within this period, the Employer shall have the right to terminate any probationary employee without a showing of cause and the employee shall not be entitled to use the grievance and arbitration provisions of this Agreement.

Article 26
Substance Abuse

The Employer and Union mutually agree that the we of drugs, alcohol, and other substances which impairs the ability of an employee to safely and effectively perform his duties is not in the best interest of the Employer, Union, or the public safety. Therefore, the Employer and Union agree to the development, implementation, and administering of a reasonable testing program.

Article 27
Health and Safety

The Employer will provide safety inspections, first aid service, and radiation protection equipment to minimize accidents and health hazards to the Employees at the plant during the hours of their employment. The union agrees to cooperate with the Employer to the end that employees will use any required safety equipment when so provided and observe such safety and health regulations as prescribed by the Employer.

The Employer will set up a Safety Committee for the employees and employees will be asked to serve on the committee for a fixed period of time. The Union shall designate, to serve on the committee in an advisory capacity, a number of employees equal to the number of Employer designees. The committee will meet at least once monthly the Employer will, upon request, provide the Union minutes of reports of the Safety Committee meetings as prepared for distribution.

The Employer will provide for periodic medical examinations of all employees. Employees may discuss their examinations with the examining doctor. All employees covered by this Agreement will comply with safety rules and regulations established by the Employer covering work performed under this Agreement.

When an employee is involved in an industrial accident that combines personal injury and/or radioactive contamination, the employee's pay is continued up to the time of his release from the area in which the employee undergoes prescribed decontamination procedure. If the employee is released from his area prior to the end of his/her regular shift, he/she is continued in a pay status until the end of such regular shift, unless overtime premiums are involved. When in such situations, the employee is directed to report to a medical facility, or the Whole Body Counter, he/she will be continued in a pay status until the end of his/her regular shift if he/she is released from the facilities mentioned above prior to the end of his/her regular shift or if he/she is working hours other than his/her regular shift, he/she will be paid at the applicable rate until such time as hue/she is released from the facilities mentioned above.

The parties hereto recognize the principle that radiation exposure should be held to the lowest practical level consistent with the requirements of the job and the interests of the affected employees.

Article 28
Appendices Incorporated into Agreement

Pay Rates, Appendix A or other appendices are conditions agreed to and are hereby incorporated into this Agreement by this Article.

Article 29
Term of Agreement

This Agreement shall extend from the date of ratification by the parties and expire twenty-four (24) calendar months later unless extended by mutual agreement.

Article 30
Subcontracting

The Employer shall advise the Union of any decision to subcontract work normally performed by bargaining unit employees. If the subcontracting of bargaining work results in a loss of bargaining unit jobs, the Employer will negotiate about the effect of the subcontracting upon the affected employees. If the decision to subcontract work is based upon labor costs, the Employer agrees to negotiate with the Union about the decision to subcontract. The Union and Employer agree that they will promptly meet to negotiate about this subject.

                                 SIGNATURE PAGE
                         ALLIED TECHNOLOGY GROUP, INC.
                                      and
              INTERNATIONAL UNION OF OPERATING ENGINEERS LOCAL 280

IUOE LOCAL 280                       ALLIED TECHNOLOGY GROUP, INC.

_____________________________        _____________________________
Business Manager                     Plant Manager

_____________________________
President

_____________________________
Recording Secretary

_____________________________
Business Representative

_____________________________  ATTEST:
Steward

                                               _________________________________

                                               Title: __________________________

                             WAGES & QUALIFICATIONS
                                   APPENDIX A


1. Effective upon the ratification date of this Agreement, the Company agrees to increase the hourly rate of employees pay by thirty-five (0.35) cents per hour.

2. Effective upon due sixth, twelfth, and fifteenth month anniversary dates of this Agreement, the Company agrees to increase the hourly rate of employees pay by an additional twenty-five (0.25) cents per hour.

3. Parties agree that a minimum of one (1) Board Qualified bargaining unit employee shall sit on the Board Qualification interview committee.

4. An employee who achieves his or her first Board Qualification shall receive a one (1.00) dollar per hour wage increase.

5. After achieving the initial Board Qualification, subsequent salary adjustments will be provided upon promotion(s) of employees into vacancies where different Board Qualifications am required and achieved by the employee. Other than specified herein, the Employer may determine, at its discretion, when employees may seek a second or any additional Board Qualifications.

6. Aside from not being able to participate in the Employer's 401(k) Plan, no bargaining unit employee shall suffer a pay or benefit reduction as a result of the signing of this Agreement.

                                 WAGE SCHEDULE

                               Upon Ratification

                                                     DOUBLE BQ
ENTRY LEVEL               SINGLE BQ               (As Authorized)                LEAD
   10.357                  11.35                      12.35                      13.35

                               6 Month Contract Anniversary

   10.60                   11.60                      12.60                      13.60

                              12 Month Contract Anniversary

   10.85                   11.85                      12.85                      13.85

                              15 Month Contract Anniversary

   11.10                   12.10                     13.10                       14.10